Exhibit 99.1

AGA Medical Reports 2009 Third Quarter Financial Results

Company Reports Record Net Sales of $50.2 Million; Gross Margins at 86.8%

Conference Call Scheduled for 5 p.m. Eastern Time Today

MINNEAPOLIS, Nov. 3, 2009 — AGA Medical Holdings (NASDAQ: AGAM), a leading developer of interventional medical devices for the minimally invasive treatment of structural heart defects and vascular disease, today reported financial results for the third quarter ended September 30, 2009.

Highlights of the third quarter of 2009 and other recent developments include:

•                  Closed its initial public offering on October 26, 2009, raising net proceeds to AGA Medical of $88.2 million, with its stock beginning trading on the NASDAQ Global Select Market under the symbol “AGAM”;

•                  Received CE Mark in July 2008 for the AMPLATZER Vascular Plug 4, which can be delivered through standard diagnostic catheters with the advantage of no additional cost or time required to exchange from a diagnostic catheter to a therapeutic delivery catheter, meaningfully expanding the addressable market for the Vascular Plug family;

•                  Expanded the limited commercial launch of the AMPLATZER Cardiac Plug, which had received CE Mark in December 2008 for left atrial appendage occlusion, beyond Europe including completing the first cases in South America, Israel and Hong Kong and receiving device approval and reimbursement authorization in Australia;

•                  Continued enrollment in its pivotal RESPECT study designed to study whether patent foramen ovale (PFO) closure is superior to medical management in preventing recurrent stroke, with 632 patients enrolled in the study with 1,160 patient follow-up years as of October 30, 2009;

•                  Received approval to change the protocol in its PREMIUM study (designed to measure whether PFO closure can result in a meaningful reduction in the number and severity of migraine headaches in certain patients with a PFO) which broadens the inclusion criteria and reduces the number of patients to be enrolled in the trial from 470 to 230 patients.

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Financial Results for Third Quarter 2009 vs. Third Quarter 2008

Net sales for the third quarter of 2009 were $50.2 million, a 14.9% increase over $43.6 million for the third quarter of 2008. On a constant currency basis, net sales grew 17.2% year over year.

Gross margins for the third quarter of 2009 were 86.8% compared to 84.7% in the prior year period. The increase in gross margin was due to higher average selling prices (ASPs) from the distributor to direct conversions completed earlier this year and manufacturing efficiencies. Gross margins were also sequentially up from the first and second quarters of 2009, which were 80.2% and 83.6%, respectively. In the first two quarters of 2009, gross margins were unfavorably impacted as the company amortized the excess cost of inventory repurchased from seven distributors in territories that AGA Medical converted to direct distribution at the beginning of 2009.

John Barr, President and Chief Executive Officer of AGA Medical, commented, “We are pleased with our strong and balanced sales growth momentum in the United States and Europe and through our distributor network in the rest of the world. Our performance at the gross margin line was outstanding, a result of our manufacturing organization’s ongoing efforts to operate more efficiently and in part due to the higher ASPs we enjoy in Europe now that we have largely completed a three-year transition from distributors to direct distribution in that region.”

Total operating expenses for the third quarter of 2009 were $38.6 million compared to $27.3 million in the third quarter of 2008. The expense increase is primarily attributable to increased selling, general and administrative expenses of approximately $5.0 million representing AGA Medical’s investment in infrastructure to support the distributor conversions primarily in Europe and U.S. sales channels, increased legal fees of $3.3 million as compared to the same period in the prior year that are primarily associated with patent litigation expenses related to the Medtronic trial that occurred in the third quarter and higher amortization of $1.1 million primarily due to the accelerated repurchase of the company’s distribution rights in Italy from its former distributor.

Barr continued, “Our gross margins provide AGA Medical with the financial flexibility to make significant investments in our product development and infrastructure and to increase sales coverage in the United States and Europe. Near-term, these investments support continued expansion of our vascular business and the ongoing international launch of our AMPLATZER Cardiac Plug device for left atrial appendage closure. Longer term, these investments will support a much larger company should we achieve successful outcomes in clinical trials currently under way for our PFO device and Cardiac Plug.”

The company reported net income (loss) applicable to common stockholders of ($2.4) million, or ($0.11) per fully diluted and basic share, for the three months ended September 30, 2009, compared to $1.8 million, or $0.04 per fully diluted share and $0.05 per basic share for the prior year period. The net income (loss) includes the dividends for Series A and Series B

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preferred and Class A common stock accrued in the period. Net income before dividends was $2.2 million, or $0.05 per fully diluted share and $0.06 per basic share, for the third quarter 2009, versus $5.9 million, or $0.14 per fully diluted share and $0.15 per basic share in the third quarter 2008. The accrued dividends on these securities and the securities associated with these dividends were converted into common stock in connection with the initial public offering. See “Statement regarding Non-GAAP Financial Measures.”

EBITDA (net income (loss) before interest income, interest expense, provision (benefit) for income tax, and depreciation and amortization) was $12.5 million in the third quarter 2009 versus $14.7 million in the prior year period.  EBITDA margin was 24.9% for the third quarter 2009, compared to 33.6% for the third quarter 2008.  See “Statement regarding Non-GAAP Financial Measures.”

Cash and cash equivalents were $13.9 million as of September 30, 2009, representing a $5.1 million increase from cash and cash equivalents of $8.8 million as of June 30, 2009.

Financial Results for Nine Months Ending September 2009 vs. Comparable 2008 Period

For the nine months ending September 30, 2009, the company reported net sales of $144.5 million versus $124.5 million for the prior year period, an increase of 16.1%.  On a constant currency basis, net sales increased 19.6% year over year.

For the first nine months of 2009, gross margins were 83.7%, versus 84.6% in the prior year period, the decrease largely reflecting the impact of the amortization of repurchased distributor inventory described previously. Total operating expenses for the nine months ending September 30, 2009 were $110.7 million compared to $83.0 million for the same period in 2008. The expense increase over the prior year is primarily attributable to increased selling, general and administrative spending of approximately $13.2 million and higher legal fees of $6.3 million primarily for patent litigation expenses associated with the Medtronic trial. The higher selling, general and administrative expense represents strategic investments in the infrastructure to support the distributor conversions, primarily in Europe, and its U.S. sales channels; and increased amortization of $3.3 million related primarily to the accelerated repurchase of its distribution rights in Italy from its former distributor. The company also incurred a one-time charge of $2.3 million due to the write off of an investment in an early-stage medical device company made in 2006.

The company reported net income (loss) applicable to common stockholders of ($15.1) million, or ($0.70) per fully diluted and basic share, for the nine months ended September 30, 2009 compared to ($4.7) million, or ($0.22) per fully diluted and basic share, for the prior year period. The net income (loss) includes the dividends for Series A and Series B preferred and Class A common stock accrued in the period. Net income (loss) before dividends was ($2.0) million, or ($0.09) per fully diluted and basic share, for the nine months ended September 30, 2009, versus $8.2 million, or $0.20 per fully diluted share and $0.21 per basic share, for the same period in 2008. The accrued dividends on these securities and the

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securities associated with these dividends were converted into common stock in connection with the initial public offering. See “Statement regarding Non-GAAP Financial Measures.”

Adjusted for the $2.3 million write-off of an investment in an early-stage company in the first quarter of 2009, the company would have reported net income (loss) before dividends of $0.3 million for the nine months ended September 30, 2009.

EBITDA was $30.2 million for the nine months ended September 30, 2009, compared to $37.4 million for the prior year period. EBITDA margin was 20.9% for the nine months ended September 30, 2009, compared to 30.0% for the prior year period. See “Statement regarding Non-GAAP Financial Measures.”

AGA Medical Closes Initial Public Offering

AGA Medical closed its $199.4 million initial public offering on October 26, 2009 and received $88.2 million in net proceeds to the company. The proceeds were used to repay debt of $75.0 million and pay accrued interest on the debt totaling approximately $5.0 million, with the balance being used for general corporate purposes.  Upon completion of the IPO, $189.5 million of the Series A and Series B preferred and Class A common stock and their associated accrued dividends as of September 30, 2009 were converted to common stock.

“We were pleased to complete the IPO in an especially challenging market,” added Barr. “As a result, we have strengthened our balance sheet by reducing our net debt by $79.1 million.”

Conference Call Today at 5 p.m. Eastern

AGA Medical will host a live webcast of its third-quarter conference call today at 5 p.m. Eastern. To access the live webcast, go to the investor information section of the company’s Web site, www.amplatzer.com, and click on the webcast icon. A webcast replay will be available beginning at 7:30 p.m. Eastern today.

To participate in the conference call, dial (888) 680-0894 and enter 16851461. Please dial in at least 10 minutes prior to the call. Participants may pre-register online for the call by logging on to the following Web site: https://www.theconferencingservice.com/prereg/key.process?key=PXK9E3HPX.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 87407374. The audio replay will be available beginning at 7:30 p.m. Eastern today through 7:30 p.m. Eastern on Tuesday, November 17, 2009.

Statement regarding Non-GAAP Financial Measures

The following provides information regarding non-GAAP financial measures used in this earnings release:

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To supplement the Company’s consolidated statement of operations presented in accordance with accounting principles generally accepted in the United States, or GAAP, the Company has disclosed EBITDA, EBITDA margin and basic and diluted net income (loss) before dividends per common share, which are non-GAAP measures.  EBITDA represents net income (loss) before interest income, interest expense, provision (benefit) for income tax, and depreciation and amortization.  EBITDA margin represents EBITDA divided by total net sales.  The Company presents EBITDA and EBTIDA margin because it believes these measures are useful indicators of its operating performance.  The Company also presents basic and diluted net income (loss) before dividends per common share that does not give effect to the payment of dividends on Series A and Series B Preferred Stock and Class A Common Stock as these securities have been converted into common stock immediately prior to completion of the Company’s initial public offering. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similarly entitled measures reported by other companies. See “Statements of Operations” for the three and nine months ended September 30, 2009 and 2008 included with this release for a reconciliation of EBITDA to net income and a for presentation of earning per share data with and without giving effect to the payment of dividends on the Series A and Series B Preferred Stock and Class A Common Stock.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding or adjusting for the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.  Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

About AGA Medical

AGA Medical, based in Plymouth, Minnesota, is a leading innovator and manufacturer of medical devices for the treatment of structural heart defects and vascular diseases.  AGA Medical’s AMPLATZER occlusion devices offer minimally invasive, transcatheter treatments that have been clinically shown to be highly effective in defect closure.  The Company’s devices and delivery systems use relatively small catheters and can be retrieved and repositioned prior to release from the delivery cable, enabling optimal placement without the

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need to repeat the procedure or use multiple devices. AGA Medical is the only manufacturer with occlusion devices approved to close seven different structural heart defects, with leading market positions for each of its devices. More than 1,500 articles supporting the benefits of AMPLATZER products have been published in medical literature. AGA Medical markets AMPLATZER products in 112 countries worldwide.   In addition to its presence with cardiologists, AGA Medical has also leveraged its core competencies in nitinol braiding and transcatheter delivery systems to develop products for the treatment of certain vascular diseases, which are sold primarily to interventional radiologists and vascular surgeons.

Forward-Looking Statements

This news release and any attachments may include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, in particular, earnings guidance and any statements about the Company’s plans, strategies and prospects.  These statements are based on the beliefs of our management as well as assumptions made by, and information currently available to, the Company. These statements reflect the Company’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These factors include, among other things: failure to implement the Company’s business strategy; failure to capitalize on the Company’s expected market opportunities; lack of regulatory approval and market acceptance of the Company’s new products, product enhancements or new applications for existing products; regulatory developments in key markets for the Company’s AMPLATZER occlusion devices; failure to complete the Company’s clinical trials or failure to achieve the desired results in our clinical trials; inability to successfully commercialize the Company’s existing and future research and development programs; failure to protect the Company’s intellectual property; intellectual property claims exposure, related litigation expense, and any resultant damages, awarded royalties or other remedies, in particular resulting from our Medtronic and Occlutech litigations; competition; decreased demand for the Company’s products; product liability claims exposure; failure to otherwise comply with laws and regulations; changes in general economic and business conditions; changes in currency exchange rates and interest rates; and other risks and uncertainties, including those detailed in the Company’s Registration Statement on Form S-1 relating to its initial public offering, as well as from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.amplatzer.com).

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For more information, visit www.amplatzer.com.

Contact:

Nick Banovetz

Padilla Speer Beardsley

612.455.1705

nbanovetz@psbpr.com

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AGA Medical Holdings, Inc.

Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Net sales	$50,158	$43,638	$144,540	$124,483
Cost of goods sold	6,599	6,662	23,603	19,119
Gross profit	43,559	36,976	120,937	105,364

Operating expenses:
Selling, general and administrative	25,441	15,705	71,897	47,461
Research and development	8,428	7,562	24,905	23,772
Amortization of intangible assets	5,077	3,977	14,972	11,668
Change in purchase consideration	(353)	—	(1,051)	—
Loss (gain) on disposal of asset	2	56	(23)	70
Total operating expenses	38,595	27,300	110,700	82,971
Operating income	4,964	9,676	10,237	22,393

Investment income (loss)	—	(282)	(2,352)	(908)
Interest income	20	68	80	176
Interest expense	(3,994)	(4,011)	(12,143)	(12,606)
Other income (expense)	320	(19)	1,595	278
Income (loss) before income taxes	1,310	5,432	(2,583)	9,333

Income tax (benefit) expense	(879)	(443)	(573)	1,105

Net income (loss)	2,189	5,875	(2,010)	8,228

Less Series A and B preferred stock and Class A common stock dividends	(4,569)	(4,063)	(13,040)	(12,878)

Net income (loss) applicable to common stockholders	$(2,380)	$1,812	(15,050)	$(4,650)

Net income (loss) per common share-basic	$(0.11)	$0.05	$(0.70)	$(0.22)

Net income (loss) per common share-diluted	$(0.11)	$0.04	$(0.70)	$(0.22)

Weighted average common shares-basic	21,483	39,458	21,483	21,483
Weighted average common shares- diluted	21,483	40,894	21,483	21,483

Pro forma calculation, exluding dividends:
Net income (loss)	$2,189	$5,875	$(2,010)	$8,228

Net income (loss) per common share-basic	$0.06	$0.15	$(0.09)	$0.21

Net income (loss) per common share-diluted	$0.05	$0.14	$(0.09)	$0.20

Weighted average common shares-basic	39,553	39,458	21,483	39,458
Weighted average common shares- diluted	40,955	40,894	21,483	40,912

Operating Statistics:
EBITDA	$12,477	$14,674	$30,244	$37,406

EBITDA Margin	24.9%	33.6%	20.9%	30.0%

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The following is a reconciliation of EBITDA to net income for the periods presented (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Net Income (Loss)	$2,189	$5,875	$(2,010)	$8,228

Interest income	(20)	(68)	(80)	(176)
Interest expense	3,994	4,011	12,143	12,606
Provision for income taxes	(879)	(443)	(573)	1,105
Depreciation and amortization	7,193	5,299	20,764	15,643

EBITDA	$12,477	$14,674	$30,244	$37,406

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AGA Medical Holdings, Inc.

Balance Sheet

(in thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,926	$22,808
Restricted cash	34	59
Accounts receivable, less allowance for doubtful accounts of $898 and $933 at September 30, 2009 and December 31, 2008, respectively	45,014	26,851
Inventory	12,722	10,680
Prepaid expenses	915	1,019
Income tax receivable	65	—
Deferred tax assets, net	7,684	8,282
Total current assets	80,360	69,699
Property and equipment, net	38,991	35,103
Goodwill	85,778	63,009
Intangible assets, net	117,270	95,128
Other assets, net	7,853	7,735
Deferred financing costs, net	2,539	1,654
Total assets	$332,791	$272,328

Liabilities and stockholders’ deficit
Current liabilities:
Reserve for customer returns	$9,374	$8,025
Trade accounts payable	9,848	9,693
Accrued royalties	2,260	1,933
Accrued interest	5,219	3,132
Accrued wages	9,227	7,373
Short-term obligations to former distributors, less discount	7,692	1,500
Accrued expenses	6,182	6,642
Income taxes payable	2,048	855
Total current liabilities	51,850	39,153
Long-term debt, less current portion	221,962	206,883
Senior subordinated note payable, less discount of $4,252 and $3,441 at September 30, 2009 and December 31, 2008, respectively	60,748	46,559
Long-term obligations to former distributors, less discount	10,017	—
Deferred tax liabilities	33,349	28,432
Accrued income taxes	2,508	3,188
Series A preferred stock, $0.001 par value:
Authorized shares—149
Issued and outstanding shares—129 at September 30, 2009 and December 31, 2008	178,313	166,044
Series B preferred stock, $0.001 par value:
Authorized shares—2
Issued and outstanding shares—2 at September 30, 2009 and none at December 31, 2008	2,021	—
Class A common stock, $0.01 par value:
Authorized shares—20,000
Issued and outstanding shares—6,600 at September 30, 2009 and December 31, 2008	9,157	8,527
Stockholders’ deficit:
Common stock, $0.01 par value:
Authorized shares—340,000
Issued and outstanding shares—147,000 at September 30, 2009 and December 31, 2008	1,470	1,470
Class B common stock, $0.01 par value:
Authorized shares—20,000
Issued and outstanding shares—none at September 30, 2009 and December 31, 2008	—	—
Additional paid-in capital	—	—
Excess purchase price over Predecessor basis	(63,500)	(63,500)

Accumulated other comprehensive income	439	(1,646)

Accumulated deficit	(175,543)	(162,782)

Total stockholders’ deficit	(237,134)	(226,458)
Total liabilities and stockholders’ deficit	$332,791	$272,328